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EXHIBIT 24 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Form 10-K of Farmers National Bancorp for the year ended December 31, 1993 of our report dated February 11, 1994 which appears on page 25 of the 1993 Annual Report to Stockholders.


STEGMAN & COMPANY

/s/ Stegman & Company


TOWSON, MARYLAND
March 28, 1994